SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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                              KEYNOTE SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Keynote Systems Announces Adjournment of Annual Meeting of Stockholders
                           Until Friday, March 6, 2009

San Mateo, Calif. -- Feb. 27, 2009 -- Keynote Systems, Inc. (NASDAQ: KEYN) announced today at its Annual Meeting of Stockholders at its executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, that the Annual Meeting of Stockholders has been adjourned with respect to Proposal No. 2, a proposal to extend the term of its 1999 Equity Incentive Plan (the "Plan"). The directors identified in the proxy statement for the Annual Meeting were elected for another term and the other proposals on the agenda for the Annual Meeting of Stockholders passed. The adjournment with respect to Proposal No. 2 will be until 10:00 a.m., Pacific Time, on Friday, March 6, 2009 at its executive offices at 777 Mariners Island Boulevard in San Mateo, California. At that meeting, a stockholder vote to approve the extension of the term of the Plan will take place.

      As of February 27, approximately 12 million of the approximately 14.1 million outstanding shares have been voted, with approximately 48.3% of votes cast in favor of extending the Plan and approximately 51.7% against. The meeting is being adjourned to provide Keynote with additional time to solicit proxies from its stockholders. During the pendency of the adjourned meeting, stockholders are encouraged to vote on Proposal No. 2. Stockholders may also change their vote by executing a new proxy.

      Keynote has filed a proxy statement pursuant to which Keynote is soliciting proxies in connection with seeking stockholder approval of the extension of the Plan with the Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the proxy statement and other relevant documents filed with the SEC.